   Exhibit 10.2

  March 19, 2021

Fay West

13903 Golden Oak Drive

Homer Glen, IL 60491

Re: Tennant Company Conditional Employment Offer

Dear Fay,

Let me say how excited we are that you are interested in joining Tennant as our next Senior Vice President, Chief Finance Officer and Principal Accounting Officer. As we discussed, I think this is a really compelling time to join Tennant as we continue to execute against our enterprise strategy and we begin the journey of charting our future as a new Senior Management Team. I am very proud of the considerable achievements our Company has been able to realize up to now, and I know there is much more we can do to realize our full potential as the innovation leader in mechanized cleaning!

As the Senior Vice President, Chief Financial Officer and Principal Accounting Officer, you will be part of the Senior Management Team (SMT), reporting directly to me. Please consider this opportunity carefully and thoroughly review the information included in this letter, including the conditions of the offer and the other documents enclosed with this letter.

Compensation

For this position, which is exempt and not eligible for overtime pay, your total target direct annual compensation will be $1,749,000. This includes an annual base salary of $530,000, paid in bi- weekly installments and subject to all required withholdings, an executive officer cash incentive plan (STIP) target of 70% of your annual base salary, and a long-term incentive plan (LTIP) target of 160% of your annual base salary. Your eligibility in the 2021STIP and LTIP programs will be for the full year of 2021 and will be subject to the terms of the applicable plan documents.

You will receive a one-time sign-on cash bonus of $100,000, subject to all required withholdings. The payment will be made as soon as administratively possible within 30 days of your first day of employment with Tennant. If you voluntarily resign from your employment for any reason before the one-year anniversary of your employment start date, then you must re-pay all or a pro-rated portion of the sign-on bonus as agreed to in the enclosed Hiring Bonus Repayment Form. Please sign this repayment form to be eligible to receive the sign-on bonus.

You will also receive a one-time Restricted Stock Unit (RSU) award valued at $1,100,000 as of the date preceding the date of grant, which will vest fifty percent (50%) on each of the first and second anniversaries of the date of grant, with the number of shares subject to the RSU award determined by dividing the value of the award by the closing price of a share of Tennant’s common stock on the date preceding the date of grant.

The RSU award and all of your 2021 LTIP equity awards will be granted on equity agreement forms consistent with Tennant’s standard forms for executive officers and subject to the terms set forth therein. Pursuant to Tennant’s Equity Award Approval Policy, the date of your grants will be your employment start date unless such date falls within a blackout period under the Tennant’s Insider Trading Policy, in which case such date will be established as of the first business day after such blackout period ends.

Tennant typically reviews salaries on an annual basis. Your first eligible review will be during the 2022 executive officer review cycle.

Tennant will reimburse you for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by you in the performance of your duties and responsibilities, subject to normal policies and procedures for expense verification and documentation.

You will be entitled to six (6) weeks of paid vacation per year, subject to applicable policy. As an SMT member, you agree that notwithstanding any other Tennant policy you will not have the right to roll unused vacation from one year into the next and you will not have the right to receive any unused vacation at the time your employment ends, regardless of the circumstances of how your employment ends.

Relocation Benefits

Tennant will also provide the following as relocation payments in connection with relocating you and your family from Illinois to Minnesota, subject to all terms of the Relocation Program (defined below) and the enclosed Relocation Expense Repayment Agreement, which you must sign in order to be eligible to receive the relocation payments and begin the relocation process. Assuming that you are employed by the Company at the time such payments and reimbursements are paid under the terms of the Level 3 Relocation Program and the Addendums New Home Purchase and Home Sale Assistance (collectively “Relocation Program"), the Company shall pay to you an amount not to exceed $150,000, payable at any time until December 31, 2021, in order to sell your home in Illinois and relocate your family to Minnesota. Please reference the Offer Letter Addemdum at the end of this document for updated details and revisions to your relocation package per our discussion.

Benefits Package

You will be eligible for Tennant's Benefits Package, which includes Tennant's 401(k) and Profit Sharing Program, comprehensive medical, dental, vision plans, short-term disability and company-paid basic life and long-term disability.

You will have the opportunity to select additional voluntary benefits such as supplemental short- and long-term disability, voluntary life and dependent life, medical and dependent care flexible spending accounts, and a health savings account (if you elect a qualifying medical plan). Tennant also offers group discounts on accident insurance, long term care insurance, and pre-paid legal assistance. Regardless of the options you choose, Tennant offers all eligible employees parental leave, adoption assistance, tuition reimbursement, and the Tennant Foundation scholarship program.

At Tennant Company, we are committed to providing your Total Well-being by providing tools to help you with your Emotional Well-being, Financial Well-being, and Physical Well-being. This includes programs such as, managing your personal finances, nutrition and chronic disease management, and healthy living programs.

Also, as of your first day of employment you will be designated as a Qualified Executive Officer under Tennant’s Executive Officer Severance Plan (Plan), a copy of which is enclosed for your review, subject to the conditions identified in the Plan, and provided you sign and timely return a Restrictive Covenants Agreement as described in the Plan and explained below.

Conditions of Offer

This offer is contingent on these conditions:

•

You will serve Tennant faithfully and to the best of your ability and will devote full working time, attention and efforts to the business of the Company during your employment with the Company. While you are employed by Tennant, you will not accept other employment with or engage in or render services to any other business enterprise, except that you may participate in charitable activities and personal investment activities to a reasonable extent, and you may serve as a director of business organizations subject to any guidelines for such directorships that may be established by Tennant or our Board of Directors from time to time, so long as such activities and directorships do not interfere with the performance of your duties and responsibilities. You hereby represent and confirm that you are under no contractual or legal commitments that would prevent you from fulfilling your duties and responsibilities with Tennant.

•

Pursuant to federal law, all offers extended by Tennant are contingent upon the candidate being able confirm that he or she is authorized to work in the U.S. Please be prepared to present, within your first three days of employment, acceptable documentation evidencing your authorization to work in the U.S. Your documentation must be of the type listed on the Form I-9 which will be completed on your first day of employment.

•

You will enter into a Restrictive Covenants Agreement, as identified in the Plan, a copy of which is enclosed for your review; we must receive this executed document no later than your first day of employment.

•

You must successfully complete, and we must obtain satisfactory results from, Tennant’s pre-employment screening. This screening will begin once you have officially accepted this conditional offer and have signed and returned the necessary authorization, which will be provided to you before your anticipated employment start date.

•	Your official appointment by the Tennant Board of Directors as Tennant’s Chief Financial Officer and Principal Accounting Officer.

If you accept this conditional offer, please sign below where indicated and return a copy to Carol McKnight, Senior Vice President, Chief Administrative Officer, at carol.mcknight@tennantco.com. Carol can work with you to determine your first day of employment, which we are currently targeting as April 15, 2021, and to complete your required pre-employment screening.

Again, Fay, let me say how excited I am that you will be joining our Senior Management Team. Many opportunities for growth and continuous learning await you at Tennant Company. Our culture fosters innovation to meet the needs of our customers, employees, investors and society. We look forward to sharing our successful future with you and hope that you will accept our offer of employment.

If you have any questions, please feel free to call me at (763) 222-4240 or Carol McKnight at (952) 237-5820.

Sincerely,

Dave Huml

Tennant Company

President and CEO

Acceptance:

Signature: /s/ Fay West

Date: 3/26/21

F. West Offer Letter Addendum – Relocation Package Overview

Fay:

As we discussed, your relocation to Minnesota requires some flexibility to ensure we support your husband’s employment. Recognizing this, I am comfortable extending the relocation completion time period through summer of 2022. At that time, I would expect that you and your husband have made your primary residence in Minnesota.

In addition, we are willing to provide flexibility to how we deliver your relocation package. As you have discussed with Carol, this would include:

●	The whole package would be administered under our relocation program so would receive the tax gross-up benefits allowed under relocation programs
●	Management of key services by Weichert, our relocation provider would involve:
o

Extended temporary living for 6 months. We do recognize you can’t start temp living on day 1, so we do foresee that the first two weeks of your employment would be business expense until you moved into temp living. Weichert will help you find a place and would handle the payments. This would include a rental car until you transfer your car to Minnesota.

o	A small household goods shipment – it is minor but it will allow Weichert to help you move clothes and other ancillary items you might want to bring.
o	The regular home finding and home purchase assistance services as part of our program
●

A $30,000 allowance that is in lieu of some of the other regular features of our relocation program like home sale support, a larger household good shipment, home finding trips etc. You can use this as you want to support your relocation over the next year.

I hope that this additional flexibility addresses the needs you and your husband have identified as you have gotten more focused on your relocation to Minnesota. If there are additional questions or issues, please do not hesitate to reach out Carol to discuss.

I continue to look forward to having you join Tennant on April 15th. The year is off to a good start, but we have much to do and having you on the team will make us even stronger!

Regards,

  Dave

Acceptance:

Signature: /s/ Fay West

Date: 3/26/21